Exhibit 99.1

Online Automotive Retailer Vroom to Acquire United Auto Credit Corporation

Accelerates Vroom’s entry into captive financing operations

Expands opportunity for consumers across the credit spectrum to transact on Vroom’s platform

NEW YORK (October 12, 2021) -- Vroom (NASDAQ: VRM), an innovative ecommerce platform that offers a better way to buy and sell used vehicles, today announced that it has entered into a definitive agreement to acquire United Auto Credit Corporation (UACC), a proven leader in automotive finance with 25 years of automotive lending experience, for $300 million in cash, subject to adjustment based upon UACC’s closing book value.

This transformational acquisition accelerates Vroom’s strategic objective to establish captive financing capabilities to support sales growth, improve unit economics and create long-term value for Vroom’s shareholders. With the integration of UACC’s non-prime lending capabilities, even more consumers will have the opportunity to seamlessly transact on Vroom’s platform as they look to purchase their next vehicle without ever leaving home.

UACC will join Vroom’s existing lineup of world-class lenders available through its ecommerce platform while both teams work to integrate UACC’s services and develop Vroom’s captive financing operation. UACC also will remain committed to maintaining and expanding its impressive network of over 7,300 dealership customers. Jim Vagim, President and Chief Executive Officer of UACC, and Ravi Gandhi, Managing Director and CFO of UACC, will remain in their positions following the acquisition and play a key role in the integration and execution of Vroom's captive finance strategy.

“Competitive financing is a fundamental component of Vroom’s value proposition and adding proprietary lending capabilities unlocks significant value for our business and our customers,” said Paul Hennessy, Chief Executive Officer at Vroom. “We were impressed with the UACC team’s depth of expertise, as well as their commitment to their customers, and are thrilled to have them as part of the team as we advance our lending offering and continue our asset-light approach to scaling our business. The transaction represents a meaningful strategic opportunity, with significant potential for enhancing aggregate gross profit and improving customer satisfaction.”

“We have always been focused on providing as many consumers as possible the chance at vehicle ownership through our deep lending capabilities and market expertise,” said Jim Vagim, President and Chief Executive Officer of UACC. “We’re excited to continue this mission by becoming part of the Vroom team and working together to facilitate transactions for even more consumers.”

Following the acquisition, UACC will become an indirect wholly-owned subsidiary of Vroom and will continue to operate under the UACC name. Vroom will finance the purchase price through cash on hand. Following the closing, the acquisition is expected to immediately be accretive to Vroom’s earnings. The transaction is expected to close either late in the fourth quarter of 2021 or early in the first quarter of 2022, subject to receipt of required regulatory approvals and satisfaction of customary closing conditions.

Advisors
Wells Fargo Securities, LLC is serving as exclusive financial advisor and Simpson Thacher & Bartlett LLP is serving as legal advisor to Vroom. Raymond James & Associates, Inc. is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to UACC.

Conference Call & Webcast Information
Vroom management will discuss the transaction during a conference call and audio webcast on Tuesday, October 12, 2021 at 8:30 am ET. The conference call can be accessed via telephone by dialing 1-833-519-1297 (or 914-800-3868 for international access) and entering the conference ID 2091586. A live audio webcast will also be available at ir.vroom.com. An archived webcast of the conference call will be accessible on the website within 48 hours of its completion.

About Vroom, Inc.:

Vroom is an innovative, end-to-end ecommerce platform designed to offer a better way to buy and a better way to sell used vehicles. The company's scalable, data-driven technology brings all phases of the vehicle buying and selling process to consumers wherever they are and offers an extensive selection of vehicles, transparent pricing, competitive financing, and at-home pick-up and delivery. Vroom has offices in New York, Houston and Detroit and also operates the Texas Direct Auto brand. For more information, visit vroom.com.

About United Auto Credit Corporation:

UACC is a leading, nationwide technology-enabled non-prime auto lender serving the independent dealer market. UACC has made significant investments in developing proprietary technology that has enabled it to adapt to the ever-changing market, scale efficiently and generate operating leverage. UACC has a best-in-class management team committed to excellent service and creating value for its employees, customers and dealer partners. UACC is based in Newport Beach, CA, Ft. Worth, TX and Buffalo, NY. For more information, visit unitedautocredit.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations for future results of operations. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading "Risk Factors" in our Form 10-K for the year ended December 31, 2020 and our Quarterly report on Form 10-Q for the quarter ended June 30, 2021, which are available on our Investor Relations website at ir.vroom.com and on the SEC website at sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Media Contact:
Moxie Communications Group
Alyssa Galella
vroom@moxiegrouppr.com
(562) 294-6261

Investor Relations:
Vroom
Allen Miller
investors@vroom.com